SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C.

                                FORM 8-K

                              CURRENT FORM
                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):February 25, 1998

                              NSS Bancorp, Inc.
           (Exact Name of Registrant as Specified in Charter)

Connecticut                        0-22937             06-1485317
(State or Other Jurisdiction       (Commission         (IRS Employer
of Incorporation)                   File Number)        Identification
                                                        No.)

48 Wall Street,                    Norwalk, Connecticut          06852
(Address of Principal Executive Offices)                    (Zip Code)

Registrant's telephone number, include area code:      203-838-4545


                                   N/A
      (Former Name or Former Address, if Changed Since Last Report)


Item 5.   Other Events.

     A shareholder of the Company, Basswood Partners, L.P. requested access to the Company's list of shareholders by letter dated November 13, 1997. The Company rejected Basswood's request by letter dated November 21, 1997 (see the Company's 8-K dated December 9, 1997) questioning Basswood's compliance with a Connecticut statutory requirement that such requests be made in good faith and for a proper purpose. After a second Basswood request and Company rejection,Basswood brought a legal action against the Company in Connecticut state court seeking (1) access to the shareholder list and other materials; and (2) reimbursements of its expenses incurred in connection with its efforts to obtain the shareholder list. In a decision rendered February 6, 1998, the trial judge ruled in favor of Basswood's application and in favor of the Company in terms of reimbursement of Basswood's expenses (i.e., the Company need not reimburse). The Company supplied Basswood with a record of shareholders but also filed a motion for clarification or modification with the court regarding the other materials requested by Basswood but not specifically addressed in the judge's decision. Basswood opposed the motion.
     The court ruled orally on February 24, 1998 that Basswood is entitled only to shareholder material available to the Company as of February 25, 1998. Basswood alleged in its complaint that the Company had acted in bad faith. The court made no such finding and assessed no fees or costs against the Company. The court did not order the Company to provide all of the material requested by Basswood and gave NSS two weeks to comply with his order. In addition, recognizing that NSS had raised appropriate issues as concern Connecticut law, the judge requested briefs from both parties by Monday, March 2, 1998 on the question of Basswood's rights to a non-objecting beneficial ("NOBO") shareholder list. Subsequently, at the request of Basswood, NSS agreed to provide Basswood with one NOBO list if and when obtained by NSS prior to the Company's next annual meeting of shareholders (the obtaining and timing of which is in NSS's discretion). Basswood therefore informed the court that it was not seeking a further ruling on the NOBO issue.

                               SIGNATURES

     Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report of be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 1998                                NSS Bancorp, Inc.
                                                  Registrant



                                             By:/s/ Robert T. Judson
                                                 Robert T. Judson
                                                 President